EXHIBIT 99


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                                  PRESS RELEASE


Steelton Bancorp, Inc.              Contact:          Mr. James S. Nelson
51 South Front Street                                 Vice President
Steelton, Pennsylvania                                Investor Relations
                                                      (717) 939-1966




                              For Immediate Release
                                  July 9, 1999


                        STEELTON BANCORP, INC. ANNOUNCES
                          COMPLETION OF STOCK OFFERING

         Steelton, Pennsylvania - July 9, 1999 -- Harold Stremmel, Executive Vice President and Chief Executive Officer, Mechanics Savings Bank (the "Bank"), announced today that the Bank completed its mutual to stock conversion at the close of business on July 8, 1999. In connection with the reorganization,
Steelton Bancorp, Inc., the new holding company for the Bank, sold 385,000 shares of common stock in a subscription stock offering for gross proceeds of $3.85 million.

         "We were pleased with the amount of investor interest in Steelton stock" said Mr. Stremmel. "Steelton Bancorp is excited about being a public company and it looks forward to continuing the Bank's service to our customers and our community."

         The Bank, formerly known as Mechanics Savings and Loan, FSA, is a federally chartered savings bank and conducts its business through its main office in Steelton, and its branch office in Lower Swatara Township, Pennsylvania. At March 31, 1999, the Bank had total assets of $42.7 million, total liabilities of $39.0 million and retained earnings of $3.7 million.

         Capital Resources, Inc., Washington, D.C. assisted in the conversion. The Company's common stock began trading on Friday, July 9, 1999 on the Electronic Bulletin Board under the symbol "SELO."